EXHIBIT 4.1
EXECUTION VERSION

VIRGIN MEDIA – US DOLLAR ADDITIONAL F FACILITY ACCESSION DEED

To:    The Bank of Nova Scotia (as “Facility Agent”)

From:
The persons listed in Schedule 1 to this Additional F Facility Accession Deed (the Additional F Facility Lenders, such defined term to include any lender which becomes a New Lender in respect of the F Facility, by the execution by the Facility Agent of a Transfer Deed substantially in the form of Schedule 3 or Schedule 4 to this Additional F Facility Accession Deed)

Date:    29 May 2015
Virgin Media Finance PLC – £1,635 million and $2,755 million Term Credit Facility Agreement dated 7 June 2013 as amended (the “Credit Agreement”)

1.	In this Additional F Facility Accession Deed:
“Existing Interest Period” means the Interest Period which is current, as at the Effective Date, in respect of the outstanding B Facility Advance.
2    “F Facility” means the US$1,855,000,000 term loan facility made available under this Additional F Facility Accession Deed.
3    “F Facility Advance” means a Dollar-denominated advance made to Virgin Media Bristol LLC by the Additional F Facility Lenders under the F Facility.
4    “F Facility Commitment” means, in relation to an Additional F Facility Lender, the amount in Dollars set opposite its name under the heading “F Facility Commitment” in Schedule 1 to this Additional F Facility Accession Deed executed by that Additional F Facility Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
5    “Liberty Global Reference Agreement” means any or all of:

(a)	the credit agreement dated 16th January 2004 between (among others) UPC Broadband Holding B.V. as borrower and The Bank of Nova Scotia as facility agent;

(b)	the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent;

(c)	the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; and

(d)	the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent, in each case as amended from time to time up to the date of this Additional F Facility Accession Deed.

2.
Unless otherwise defined in this Additional F Facility Accession Deed, terms defined in the Credit Agreement shall have the same meaning in this Additional F Facility Accession Deed and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.3 (Construction) of the Credit Agreement apply to this Additional F Facility Accession Deed as though they were set out in full in this Additional F Facility Accession Deed.

3.	We refer to Clause 2.5 (Additional Facilities) of the Credit Agreement.

4.
This Additional F Facility Accession Deed will take effect on the date on which the Facility Agent notifies the Company and the Additional F Facility Lenders that it has received the documents and evidence set out in Schedule 2 to this Additional F Facility Accession Deed, or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Additional F Facility Lenders (the “Additional Facility Commencement Date”).

5.	We, the Additional F Facility Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.5 (Additional Facilities) of the Credit Agreement; and

(b)	to become party to the Group Intercreditor Agreement, the Security Trust Agreement and the HYD Intercreditor Agreement.

6.
The Company confirms to the Additional F Facility Lenders that all requirements of paragraph (b) of Clause 2.5 (Additional Facilities) of the Credit Agreement are fulfilled as of the date of this Additional F Facility Accession Deed.

7.
The Additional Facility Commitment in relation to an Additional F Facility Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its F Facility Commitment.

8.
Any interest due in relation to F Facility will be payable on the last day of each Interest Period in accordance with Clause 14.4 (Payment of Interest on Term Facility Advances) of the Credit Agreement.

9.
The Additional Facility Availability Period for F Facility shall be the period from and including the Additional Facility Commencement Date up to and including the date falling thirty Business Days after the Additional Facility Commencement Date. At the end of the Availability Period for the F Facility, the Available Commitments in respect of the F Facility shall automatically be cancelled and the Available Commitments in respect of the F Facility for each Additional F Facility Lender shall automatically be reduced to zero.

10.	The F Facility may be drawn by one Advance and no more than one Utilisation Request may be made in respect of the F Facility under the Credit Agreement.
11.

(a)
The first Interest Period to apply to the F Facility Advance will be a period equal to the period running from the first Utilisation Date in respect of the F Facility and ending on the last day of the Existing Interest Period.

(b)	In respect of the first Interest Period to apply to the F Facility Advance only, LIBOR shall mean the LIBOR rate as determined in respect of the Existing Interest Period.

12.	The F Facility Advance will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness.

13.	The Final Maturity Date in respect of the F Facility will be 30 June 2023.

14.	The outstanding F Facility Advance will be repaid in full on the Final Maturity Date.

15.
The Margin in relation to the F Facility is 2.75 per cent. per annum. Mandatory Costs shall not apply to the F Facility. For the avoidance of doubt, each party to this Additional F Facility Accession Deed accepts and acknowledges that LIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement. and that if, at the time of calculation, the rate is determined to be below 0.75 per cent. then LIBOR will be deemed to be 0.75 per cent.

16.	The Borrower in relation to the F Facility is Virgin Media Bristol LLC.

17.	The F Facility is made available as a term loan.

18.
The interest rate for the F Facility will, subject to paragraph 11 above, be calculated in accordance with Clause 14 (Interest on Term Facility Advances) of the Credit Agreement, being the sum of LIBOR and the applicable Margin.

19.
If on or prior to the date falling 6 months after the date of this Additional F Facility Accession Deed (but not otherwise) the Borrower:

(a)	makes any prepayment of the F Facility in connection with any Repricing Transaction (as defined below); or

(b)
effects any amendment of this Additional F Facility Accession Deed or the Credit Agreement, other than, for the avoidance of doubt, any amendments contemplated by Schedule 5 (Amendments, waivers, consents and other modifications) and Schedule 6 (Further Amendments, waivers, consents and other modifications), resulting in a Repricing Transaction, the Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Additional F Facility Lender:

(c)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional F Facility Lender’s F Facility Advance which is prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(d)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the F Facility Advance of each Additional F Facility Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Lender to consent to such amendment on or prior to the date falling six months after the date of this Additional F Facility Accession Deed and such prepayment fee shall be due and payable on the effective date of such assignment.

In this paragraph:

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the F Facility Advance with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the F Facility Advance and having an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the F Facility Advance, including without limitation, as may be effected through any amendment to this Additional F Facility Accession Deed or the Credit Agreement relating to the interest rate for, or weighted average yield of, the F Facility Advance.
20.

(a)
Provided that any upsizing of the F Facility permitted under this paragraph 20 will not breach any term of the Credit Agreement, the F Facility may be upsized by any amount, by the signing of one or more further Additional F Facility Accession Deeds, that specify (along with the other terms specified therein) Virgin Media Bristol LLC as the sole Borrower and which specify Additional F Facility Commitments denominated in Dollars, to be drawn in Dollars, with the same Final Maturity Date and Margin as specified in this Additional F Facility Accession Deed.

(b)
For the purposes of this paragraph 20 (unless otherwise specified), references to Additional F Facility Lenders and F Facility Advances shall include Lenders and Advances made under any such further and previous Additional F Facility Accession Deed.

(c)
Where any F Facility Advance has not already been consolidated with any other F Facility Advance, on the last day of any Interest Period for that unconsolidated F Facility Advance, that F Facility Advance will be consolidated with any other F Facility Advance which has an Interest Period ending on the same day as that unconsolidated F Facility Advance, and all such F Facility Advances will then be treated as one Advance.

21.
For the purposes of any amendment or waiver, consent or other modification (including, with respect to any existing Default or Event of Default) that may be sought by the Parent or the Company under the Credit Agreement or any other Relevant Finance Document on or after the date of this Additional F Facility Accession Deed, the Additional F Facility Lenders hereby consent to:

(a)
any and all of the items as set out in Schedule 5 (Amendments, waivers, consents and other modifications) and Schedule 6 (Further Amendments, waivers, consents and other modifications) of this Additional F Facility Accession Deed; and

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made either to implement the changes envisaged in Schedule 5 (Amendments, waivers, consents and other modifications) and/or Schedule 6 (Further Amendments, waivers, consents and other modifications) of this Additional F Facility Accession Deed or to conform any Relevant Finance Document to Schedule 5 (Amendments, waivers, consents and other modifications) and/or Schedule 6 (Further

Amendments, waivers, consents and other modifications) of this Additional F Facility Accession Deed; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made to conform any Relevant Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Relevant Finance Document to the Liberty Global Reference Agreement referred to at paragraph (d) of that definition, shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 5 (Amendments, waivers, consents and other modifications) and/or Schedule 6 (Further Amendments, waivers, consents and other modifications) of this Additional F Facility Accession Deed), and this Additional F Facility Accession Deed shall constitute each Additional F Facility Lender’s irrevocable and unconditional written consent in respect of such amendments, waivers, consents and other modifications to the Relevant Finance Documents for the purposes of Clause 41 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers & Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers & Amendments) of the HYD Intercreditor Agreement (as applicable) without any further action required on the part of any Party to the Credit Agreement.

22.
The Additional F Facility Lenders hereby waive receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

23.
The Additional F Facility Lenders hereby acknowledge and agree that the Facility Agent and/or the Security Agent may, but shall not be required to, send us any further formal amendment request in connection with all, or any of the proposed amendments set out under paragraph 21 above (and in Schedule 5 (Amendment, waivers, consents and other modifications) and/or Schedule 6 (Further Amendments, waivers, consents and other modifications)) and the Facility Agent shall be authorised to consent on the Additional F Facility Lenders' behalf, as a Lender under one or more Facilities, to any such proposed amendments set out under paragraph 21 above (and in Schedule 5 (Amendment, waivers, consents and other modifications) and/or Schedule 6 (Further Amendments, waivers, consents and other modifications)) (and the Facility Agent and/or the Security Agent shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Instructing Group, or the relevant requisite Lenders, have consented to the relevant amendment, waiver or other modification in accordance with Clause 41 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers & Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers & Amendments) of the HYD Intercreditor Agreement (as applicable).

24.
On the Utilisation Date in respect of the F Facility, each of the Company and the Borrower, on its own behalf, the Company only in respect of Clause 21.9 (Accounts) of the Credit Agreement, and the Company, on behalf of each Obligor, confirms that each Repeating Representation is true and correct in all material respects as if made at the Utilisation Date in respect of the F Facility with reference to the facts and circumstances then existing, and as if each reference to the Relevant Finance Documents includes a reference to this Additional F Facility Accession Deed.

25.
The Company confirms for itself and, in its capacity as Obligors' Agent, on behalf of each other Guarantor that the obligations of each Guarantor under Clause 27 (Guarantee and indemnity) of the Credit Agreement continue to apply for the benefit of the Relevant Finance Parties under the Relevant Finance Documents and, for the avoidance of doubt, extend to all Additional Facilities and the F Facility Commitment and further confirms that the security created by each of the Obligors under the Security Documents extends to secure liabilities under all Additional Facilities including, for the avoidance of doubt, the F Facility Commitments.

26.	Each Additional F Facility Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in the F Facility being made available pursuant to the Credit Agreement and has not relied on any information provided to it by any other Finance Party in connection with any Relevant Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

27.
Each of the Additional F Facility Lenders agrees that, without prejudice to Clause 35.6 (Transfer Deed) that it shall become, by the execution by such Additional F Facility Lender and the Facility Agent of a Transfer Deed substantially in the form of either Schedule 3 (Transfer Deed (Cashless)) or Schedule 4 (Transfer Deed (Cash)) , as applicable, to this Additional F Facility Accession Deed, bound by the terms of this Additional F Facility Accession Deed as if it were an original party hereto as an Additional F Facility Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional F Facility Accession Deed as would have been acquired, granted and assumed had the New Lender been an original party to this Additional F Facility Accession Deed as an Additional F Facility Lender.

28.
The Facility Office and address for notices of each Additional F Facility Lender for the purposes of Clause 38 (Notices and Delivery of Information) of the Credit Agreement will be that notified by each Additional F Facility Lender to the Facility Agent.

29.
This Additional F Facility Accession Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional F Facility Accession Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional F Facility Accession Deed.

30.	This Additional F Facility Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

31.	ACCESSION TO THE HYD INTERCREDITOR AGREEMENT
Each Additional F Facility Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional F Facility Lender becomes a party to this Additional F Facility Accession Deed as a lender, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

32.	ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT
Each Additional F Facility Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional F Facility Lender becomes a party to this Additional F Facility Accession Deed as a lender, it will be bound by the Group Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

33.	ACCESSION TO THE SECURITY DEED
Each Additional F Facility Lender hereby agrees with each other person who is or becomes party to the Security Trust Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional F Facility Lender becomes a party to this Additional F Facility Accession Deed as a lender, it will be bound by the Security Trust Agreement as a Beneficiary as if it had been an original party thereto in such capacity.

SCHEDULE 1
ADDITIONAL F FACILITY LENDERS AND COMMITMENTS

Additional F Facility Lender	F Facility Commitment (US$)
Virgin Media Communications Networks Ltd	1,282,338,394.22
The Bank of Nova Scotia	572,661,605.78
Total	1,855,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Corporate Documents
In relation to the Company and the Borrower in respect of the F Facility:

(a)
a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Company or the Borrower (as applicable) confirming that the Company or the Borrower (as applicable) has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date the officer’s certificate in relation to the Company or the Borrower (as applicable) was last delivered to the Facility Agent;

(b)	a copy of a board resolution of such person approving, in the case of the Company and the Borrower, its entry into this Additional F Facility Accession Deed;

(c)
a duly completed certificate of a duly authorised officer of the Company and the Borrower in the form attached in Part C of Schedule 9 (Form of Additional Facility Officer’s Certificate) with such amendments as the Facility Agent may agree.

2.	Fees
Evidence that the agreed fees payable by the Company or the Borrower (or both) in connection with the utilisation of the F Facility have been or will be paid.

3.	Designation
Duly executed copy of notices from the Company:

(a)	designating the F Facility as New Senior Liabilities in accordance with Clause 12 (New Senior Liabilities) of the Group Intercreditor Agreement; and

(b)	designating the F Facility as Designated Senior Liabilities in accordance with Clause 8.2 (Designated Senior Liabilities) of the HYD Intercreditor Agreement.

4.	Legal Opinions

(a)	An English law legal opinion of Shearman & Sterling LLP addressed to the Finance Parties covering:

(i)	the due incorporation, capacity and authorisation of the Company and the Borrowers incorporated under English law; and

(ii)	the relevant obligations to be assumed by the Borrowers and the Company under the Relevant Finance Documents to which it is a party being legal, valid, binding and enforceable against it.

(b)	A Delaware law legal opinion of Ropes & Gray LLP addressed to the Finance Parties covering the due incorporation, capacity and authorisation of the Borrower incorporated under Delaware law.

SCHEDULE 3
TRANSFER DEED (CASHLESS)
To:    [●] as Facility Agent
This Deed is dated [●] and relates to:

(i)
the facilities agreement dated 7 June 2013 (as from time to time amended, varied, novated or supplemented, the “Credit Agreement”) whereby certain facilities were made available to, amongst others, the Borrowers and with a guarantee granted by the Guarantors, by a group of banks and other financial institutions on whose behalf The Bank of Nova Scotia acts as Facility Agent in connection therewith; and

(ii)
the accession deed dated [●] 2014, pursuant to which a £[●] term loan facility is made available to the relevant Borrower as an Additional Facility (the “F Facility”) under the Credit Agreement (the “Additional F Facility Accession Deed”).

1.	Unless otherwise stated in this Deed, terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings in this Deed.

2.	[●] (the “Existing B Lender”):

(a)	confirms that the details in the Schedule to this Deed are an accurate summary of the Existing B Lender’s Commitment in the B Facility as at the date of this Deed; and

(b)
requests [●] (the “New B Lender”) to accept and procure the transfer by novation to the New B Lender of the Portion Transferred (as set out in the Schedule to this Deed) by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Credit Agreement.

3.	[●] (the “Existing F Lender”):

(d)	confirms that the details in the Schedule to this Deed are an accurate summary of the Existing F Lender’s Commitment in the F Facility as at the date of this Deed; and

(e)
requests [●] (the “New F Lender”) to accept and procure the transfer by novation to the New F Lender of the Portion Transferred (as set out in the Schedule to this Deed) by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Credit Agreement.

4.
The New B Lender and the New F Lender request the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 35.6 (Transfer Deed) of the Credit Agreement so as to take effect in accordance with the terms of it on the Effective Date. For the purposes of this Deed, “Effective Date” means the date on which the Facility Agent countersigns this Deed.

5.
The New B Lender confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Existing B Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Existing B Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

6.
The New F Lender confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Existing F Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Existing F Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

7.
The New B Lender undertakes with the Existing B Lender and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

8.
The New F Lender undertakes with the Existing F Lender and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

9.
The Existing B Lender and the Existing F Lender make no representation or warranty and assume no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Credit Agreement, any other Relevant Finance Document or other document relating to it and assume no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Credit Agreement, any Relevant Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

10.
The Existing B Lender gives notice that nothing in this Deed or in the Credit Agreement (or any Relevant Finance Document or other document relating to it) shall oblige the Existing B Lender (a) to accept a retransfer from the New B Lender of the whole or any part of its rights, benefits and/or obligations under the Relevant Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New B Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Relevant Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New B Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

11.
The Existing F Lender gives notice that nothing in this Deed or in the Credit Agreement (or any Relevant Finance Document or other document relating to it) shall oblige the Existing F Lender (a) to accept a retransfer from the New F Lender of the whole or any part of its rights, benefits and/or obligations under the Relevant Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New F Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Relevant Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New F Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

12.	[The New F Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Bank Lender.] [1]
OR
[The New F Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]2 of the definition thereof.]3
OR
[The New F Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Treaty Lender].[The New F Lender confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [●]) and is tax resident in [●].]45
OR
[The New F Lender represents to the Facility Agent and to each relevant UK Borrower that it is not a Qualifying UK Lender).]

13.
Any New F Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the New F Lender as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If a New F Lender has previously provided the Company with the above documents (in connection with any financing made available by such New F Lender to the Company) such New F Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

14.
Each party to this Deed agrees, the Facility Agent agrees on behalf of each Finance Party, and [●] agrees on behalf of each Obligor, that this document is a Transfer Deed notwithstanding that its form is different to that required by the Credit Agreement.

_________________
1 A Lender giving this representation is a Qualifying UK Lender.
2 UK Non-Bank Lender to delete as appropriate.
3 A Lender giving this representation is a Qualifying UK Lender.
4 A Lender giving this representation is a Qualifying UK Lender.
5 Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H.M. Revenue and Customs is directed to the "Centre For Non Residents" ("CNR") section of H.M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at

15.	This Deed is a Finance Document.

16.
This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Deed.

17.	This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

THE SCHEDULE

Existing B Lender
1.	B Facility Commitment	Portion Transferred

Existing F Lender
2.	F Facility Commitment	Portion Transferred

The Existing B Lender	The New B Lender
EXECUTED as a DEED by for and on behalf of [ ] By: By:	EXECUTED as a DEED by for and on behalf of [ ] By: By:

The Existing F Lender	The New F Lender
EXECUTED as a DEED by for and on behalf of [ ] By: By:	EXECUTED as a DEED by for and on behalf of [ ] By: By:
The Facility Agent EXECUTED as a DEED by for and on behalf of [●] By: By:

_______________________________________________________________________
ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address (in relation to the New F Lender’s tax status as set out in paragraph 12 above):
Please provide administrative details of the New F Lender, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

SCHEDULE 4
TRANSFER DEED (CASH)
To:    [●] as Facility Agent
This Deed is dated [●] and relates to:

(i)
the facilities agreement dated 7 June 2013 (as from time to time amended, varied, novated or supplemented, the “Credit Agreement”) whereby certain facilities were made available to, amongst others, the Borrowers and with a guarantee granted by the Guarantors, by a group of banks and other financial institutions on whose behalf The Bank of Nova Scotia acts as Facility Agent in connection therewith; and

(ii)
the accession deed dated [●] 2014, pursuant to which a £[●] term loan facility is made available to the relevant Borrower as an Additional Facility (the “F Facility”) under the Credit Agreement (the “Additional F Facility Accession Deed”).

1.	Unless otherwise stated in this Deed, terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings in this Deed.

2.	[●] (the “Existing F Lender”):

(a)	confirms that the details in the Schedule to this Deed are an accurate summary of the Existing F Lender’s Commitment in the F Facility as at the date of this Deed; and

(b)
requests [●] (the “New F Lender”) to accept and procure the transfer by novation to the New F Lender of the Portion Transferred (as defined in the Schedule to this Deed) by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Credit Agreement.

3.
The New F Lender request the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 35.6 (Transfer Deed) of the Credit Agreement so as to take effect in accordance with the terms of it on the Effective Date. For the purposes of this Deed, “Effective Date” means the date on which the Facility Agent countersigns this Deed.

4.
The New F Lender confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Existing F Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Existing F Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.
The New F Lender undertakes with the Existing F Lender and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this

Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.
The Existing F Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Credit Agreement, any other Relevant Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Credit Agreement, any Relevant Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.
The Existing F Lender gives notice that nothing in this Deed or in the Credit Agreement (or any Relevant Finance Document or other document relating to it) shall oblige the Existing F Lender (a) to accept a retransfer from the New F Lender of the whole or any part of its rights, benefits and/or obligations under the Relevant Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New F Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Relevant Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New F Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.	[The New F Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Bank Lender.] [6]
OR
[The New F Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]7 of the definition thereof.]8
OR
[The New F Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Treaty Lender].[The New F Lender confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [●]) and is tax resident in [●].] 910
OR
[The New F Lender represents to the Facility Agent and to each relevant UK Borrower that it is not a Qualifying UK Lender).]
_________________
6 A Lender giving this representation is a Qualifying UK Lender.
7 UK Non-Bank Lender to delete as appropriate.
8 A Lender giving this representation is a Qualifying UK Lender.
9 A Lender giving this representation is a Qualifying UK Lender.
10 Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H.M. Revenue and Customs is directed to the "Centre For Non Residents" ("CNR") section of H.M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at

9.
Any New F Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the New F Lender as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If a New F Lender has previously provided the Company with the above documents (in connection with any financing made available by such New F Lender to the Company) such New F Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

10.
Each party to this Deed agrees, the Facility Agent agrees on behalf of each Finance Party, and [●] agrees on behalf of each Obligor, that this document is a Transfer Deed notwithstanding that its form is different to that required by the Credit Agreement.

11.	This Deed is a Finance Document.

12.
This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Deed.

13.	This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

THE SCHEDULE

Existing F Lender
1.	F Facility Commitment	Portion Transferred

The Existing F Lender	The New F Lender
EXECUTED as a DEED by for and on behalf of [ ] By: By:	EXECUTED as a DEED by for and on behalf of [ ] By: By:
The Facility Agent EXECUTED as a DEED by for and on behalf of [●] By: By:

________________________________________________________________________
ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address (in relation to the New F Lender’s tax status as set out in paragraph 8 above):
Please provide administrative details of the New F Lender, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

SCHEDULE 5
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 5 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
References in this Schedule 5 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.	Cash and Cash Equivalent Investments:

(h)	amend the definition of Cash Equivalent Investments to include the following additional items (consistent with recent Liberty precedents):

(i)	any investment in marketable debt obligations issued or guaranteed by certain governments;

(ii)
marketable general obligations issued by any political subdivision of such governments maturing within one year of acquisition and which when acquired had a credit rating of A- or higher from either Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited;

(iii)	repurchase obligations with a term of not more than seven days from certain types of underlying securities entered into with an Acceptable Bank;

(iv)	to delete the requirement at the end of such definition, that requires cash (in order to constitute “Cash”) to be denominated in Sterling;

(i)	amend the definition of Cash:

(i)
to delete the wording in Paragraph (b)(i) which requires that, in order that cash held in bank accounts with Acceptable Banks constitute “Cash”, such cash is not contingent on the prior discharge of any other indebtedness of any member of the Bank Group or the Parent or of any other person or on the satisfaction of any other condition; and

(ii)	to replace the words “on the same day” with “within 2 Business Days”;

(j)	amend the definition of Acceptable Bank by deleting references to “A” and “A3” in Paragraph (a) thereof and replacing them with references to “BBB+” and “Baa1” respectively.

2.
Voting on cancelled and prepaid participations: amend the Credit Agreement to provide that a Commitment and an Advance (and any participation therein) as set forth in Clause 1.1 (Definitions) of the Credit Agreement shall be deemed to be cancelled or prepaid (with respect to any Additional Facility Commitment) and not outstanding (with respect to any Advance) for purposes of voting or consents (other than any vote or consent related to the non-payment of such Advance) under the Credit Agreement if the Company has delivered to the Facility Agent a cancellation or prepayment notice with respect to such Additional Facility Commitment or Advance; provided that any such Advance shall remain due and payable on the applicable prepayment date and, if not repaid in full on the applicable prepayment date, then all voting or consent rights with respect thereto shall be reinstated with retroactive effect from the date of delivery of such cancellation or prepayment notice.

3.
LIBOR: amend the definition of LIBOR to provide for the replacement of the British Bankers’ Association by the ICE Benchmark Administration as the administrator of LIBOR, together with other amendments by reference to clauses and language used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedents, the European leverage loan market.

4.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)	by deleting Paragraph (f);

(b)
amending Paragraph (e) which refers to payments for assets acquired or services supplied and deferred for 180 days (or 360 days if such deferral is in accordance with the purchase terms) after the assets are acquired or services supplied to include a reference to the relevant invoice date as an alternative to the relevant acquisition or supply date;

(c)	by excluding the following items from the definition:

(i)	any deposits or prepayments received by any member of the Bank Group from a customer or subscriber for its service;

(ii)	obligations under Finance Leases;

(iii)
any indebtedness in respect of any transactions relating to transfers of receivables (and related assets) to asset securitisation Subsidiaries or by an asset securitisation Subsidiary to any other person, or the grant of security in respect of such receivables or related assets, in connection with any asset securitization programmes or receivables factoring transactions; and

(iv)	any parallel debt obligations to the extent such obligations mirror other Financial Indebtedness.

5.
Instructing Group: amend Paragraph (a) of the definition of Instructing Group to clarify that for such purposes, any Available Commitments or Advances in relation to which a voluntary cancellation or prepayment notice has been served and for the purposes of amendments, waivers or any consent request, any Available Commitments of a Defaulting Lender, shall be excluded.

6.
Interpolation: amend the Credit Agreement to provide for an interpolated screen rate in line with European leverage loan precedents and recent Liberty precedents and amend the definitions of EURIBOR and LIBOR accordingly.

7.	Hedging Agreement: amend the definition of Hedging Agreement to include commodity hedging transactions.

8.	Mandatory Costs: delete all references in the Credit Agreement to Mandatory Costs and any related provisions.

9.
Subordinated Funding: amend the definition of Subordinated Funding to permit any Financial Indebtedness (and not only loans) to be made available to any member of the Bank Group (and not only to Obligors) provided that Security is granted and such Financial Indebtedness is subordinated to any claims of the Finance Parties (and any such debtor and creditor each become a party to the Group Intercreditor Agreement and the HYD Intercreditor Agreement as an Intergroup Debtor or Intergroup Creditor (as applicable)).

10.
Increase: amend Clause 2.2 (Increase) to expressly permit the Company to pay a fee to Increase Lenders and to clarify that an Increase Lender may be any Lender, bank, financial institution, trust, fund or any other entity selected by the Parent.

11.	Prepayment of the Revolving Facility: amend Clause 11.1 (Voluntary Prepayment) to ensure that a Borrower has the express ability to prepay the Revolving Facility on 5 Business Days’ notice.

12.
Notice of Prepayment or Cancellation: amend Clause 11.4 (Notice of Prepayment) to provide that a voluntary notice of prepayment or cancellation may be conditional and be revoked provided that a Borrower has, within 10 Business Days, indemnified any Lender in respect of such Lender’s Break Costs if the prepayment or cancellation does not occur as notified and the notice period can be reduced with the consent of the Instructing Group under the relevant Facility. The definition of Break Costs will be amended to include a Lender’s losses as a result of having to unwind any related funding contract (which it had entered into or initiated upon receipt of such notice) as a result of the revocation of a notice of prepayment or cancellation.

13.
Interest on Revolving Facility Advances: amend Paragraph (b)(l) of Clause 4.1 (Conditions to Utilisation) and Clause 13 (Interest on Revolving Facility Advances) to permit Interest Periods for Revolving Facility Advances to be any period from 1 day to 30 days or 1, 2, 3 or 6 months or such other period of up to 12 months as Lenders having a Revolving Facility Commitment may agree.

14.	Mandatory Prepayment from Disposals Proceeds: amend Clause 12.2 (Mandatory Prepayment from Disposal Proceeds):

(a)
such that, in Paragraph (a) thereof, there is a requirement to prepay from net disposal proceeds only to the extent required to ensure compliance with the Senior Net Debt and Total Net Debt financial covenants (ignoring such net proceeds from the covenant calculations) and to clarify that there is no requirement to prepay any proceeds from any Permitted Disposal (unless made under the general Permitted Disposals basket);

(b)	clarifying that there is no requirement to prepay the proceeds of any disposal required by a regulatory authority or court of competent jurisdiction; and

(c)
raising the de minimis threshold in Paragraph (b)(i) in respect of prepayments from £100,000,000 to £200,000,000 and 2%. of Total Assets (and subject to the proviso that the financial covenant referred to in paragraph (a) above shall be retested at the end of such period and proceeds shall then be prepaid to the extent required to ensure compliance in line with recent Liberty precedents).

15.
Tax Indemnity: to amend Clause 17.3 (Tax Indemnity) to bring it in line with recent Liberty precedents and in particular, so that any claim under the indemnity is required to be paid within 10 Business Days of written demand, that the loss is required to be calculated on a reasonable basis and to require the protected party to provide, within 5 Business Days of written demand, reasonable written details of the loss to the Company.

16.	Increased Costs: amend Clause 1.1 (Definitions) and Clause 18.3 (Exceptions) to remove all references to Basel III.

17.	Facility Agent: amend Clause 28.11 (Resignation):

(a)	to provide that the Company may remove the Facility Agent if the status or identity of the Facility Agent causes any Obligor to become liable for any withholding tax in connection with FATCA; and

(b)	to provide that the Company will have the right to appoint a successor Facility Agent without the Lenders’ consent twice during the life of the Facilities.

18.
VAT: amend Clause 36.7 (Value Added Tax) to provide that where an Obligor is required to make any payment in connection with Clause 36.7 (Value Added Tax), such amount shall not become due until the Obligor has received a formal invoice detailing the VAT to be paid.

19.
Permitted Affiliate Parent: amend the Credit Agreement in line with recent Liberty precedents to provide an ability to acquire Affiliates that are not Subsidiaries of the Parent but are Subsidiaries of another Affiliate common holding company that is not a member of the Bank Group (the holding entity of the acquired group being the “Permitted Affiliate Parent”) and to allow conforming changes including the ability to designate (subject to certain deliverables in accordance with recent Liberty precedents) any new holding company, or as applicable, any member of the new Bank Group as the common holding company of the Bank Group for the purposes of, amongst other things, the definitions of Change of Control, Restricted Payments and Permitted Payments and in respect of financial statements and provide an ability for the Company to deliver financial statements that are consolidated at the level of the common holding company provided that the Company also delivers a Bank Group reconciliation.

20.	Changes to Financial Ratio: amend Paragraph (a) of Clause 22.2 (Financial Ratios), so that the ratio of Senior Net Debt to Annualised EBITDA shall not exceed 4.50:1.00.

21.	Financial Information: in Clause 23.2 (Financial Information) allow any authorised signatory to sign the certificate (rather than requiring a director).

22.	Financial Covenants:

(a)	amend the definition of EBITDA in Clause 23.1 (Financial Definitions), so that, at the Company’s option, it may include the following additional limbs as add backs or deductions to that definition:

(i)	non-cash charges;

(ii)	direct or related acquisition, disposal, recapitalization, debt incurrence or equity offering costs;

(iii)	non-recurring, exceptional, extraordinary, one-off or unusual items (including one-off reorganisation and restructuring charges);

(iv)
the effects of adjustments under IFRS or GAAP attributable to the application of recapitalization accounting or acquisition accounting in relation to any merger, acquisition or joint venture investment and adjustments to reduce the impact of any change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(v)	any permitted holding company expenses;

(vi)	specified legal expenses (and include a definition as per recent Liberty precedents);

(vii)	any stock-based compensation expense;

(viii)	the amount of loss on the sale of any assets in connection with asset securitisation programme or receivables factoring transaction;

(ix)	net earnings or losses attributable to non-controlling interests;

(x)	share of income or loss on equity investments;

(xi)	deferred financing cost written off and premiums paid to extinguish debt early;

(xii)	unrealised gains/losses in respect of hedging;

(xiii)	tangible or intangible asset impairment charges;

(xiv)	capitalised interest on Subordinated Funding;

(xv)	accruals and reserves established or adjusted within twelve months after the closing date of any acquisition required to be established or adjusted in accordance with GAAP;

(xvi)	any expense to the extent covered by insurance or indemnity and actually reimbursed;

(xvii)	any realized and unrealized gains and losses due to changes in the fair value of equity investments; and

(xviii)	any up-front installation fees associated with commercial contract installations completed during the applicable reporting period (less any portion of such fees included in earnings);

(xix)
any fees or other amounts charged or credited to the Company’s and the guarantors related to Intra-Group Services may be excluded to the extent such fees or other amounts (i) are not included in the Company’s externally reported operating cash flow or equivalent measure or (ii) are deemed to be exceptional or unusual item; and

(xx)
to the extent not already included in operating income, the amount received from business interruption insurance and reimbursements of any expenses covered by indemnification or other reimbursement in connection with a permitted acquisition, investment or disposal of assets.

(b)	amend the definitions of Total Debt and Senior Debt, in each case, to exclude from such definitions:

(i)	borrowings represented by deposits or prepayments from subscribers/customers;

(ii)	borrowings of acquired companies that will be discharged within 6 months;

(iii)	borrowings from holders of equity to the extent advanced pro rata and repayable only on liquidation;

(iv)	Financial Indebtedness arising by reason of mark-to-market fluctuations on exchange rate hedging;

(v)	in respect of drawings under any Revolving Facility at the relevant time up to an amount of £500,000,000 (the “Revolving Facility Excluded Amount”);

(vi)	Financial Indebtedness in respect of any contingent obligations.

23.
Accounting Principles: amend, amongst other provisions, Clause 1.2 (Accounting Expressions), Clause 22.5 (Determinations) and Clause 23.4 (Change in Accounting Practices): to permit the Company to elect (and to re-elect) to prepare its financial statements in accordance with US GAAP or IFRS; and adjust its financial covenants and definitions accordingly, or retain its existing financial covenants and definitions in each case in accordance with recent Liberty precedents (including provision of a reconciliation where applicable) provided that if a reconciliation is provided following any election to revert back to IFRS the ratios, definitions and financial covenants levels in existence at the original date of the Credit Agreement (updated to reflect any other amendments made since the original date of the Credit Agreement) shall be automatically reinstated.

24.	Pro forma EBITDA: amend Clause 22.6 (Pro Forma Calculations), so that, for the purposes of testing compliance with the financial ratios set out in Clause 22 (Financial Covenants):

(a)
the calculations are determined in good faith by a responsible financial or accounting officer and are made on a pro forma basis giving effect to all material acquisitions and disposals made by the Bank Group (including in respect of anticipated expense and cost reductions) and including as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company or any other member of the Bank Group including in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganizations or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared);

(b)
EBITDA for such period will be calculated after giving pro forma effect thereto as if such incurrence, repayment, acquisition, discharge or disposal or acquisition occurred on the first day of such period; and

(c)
interest on any indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any hedging in respect of such indebtedness).

25.	Permitted Security: amend Clause 23.8 (Negative Pledge) as follows:

(a)	add the words “after the relevant goods were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date” at the end of Paragraph (b)(v); and

(b)
in Paragraph (b)(xviii) thereof, permit the Company to secure Financial Indebtedness on a pari passu or junior-ranking basis provided that the Senior Net Debt to Annualised EBITDA ratio would not be greater than 4.50:1.00.

26.	Permitted Disposals: amend Clause 23.11 (Disposals) as follows:

(a)	amend Paragraph (b) thereof to include additional limbs in respect of:

(i)
direct or indirect sale (or otherwise) of any part of a present or future undertaking, shares, property, rights or remedies or other assets by one or a series of transactions related or not required by a regulatory authority or court of competent jurisdiction;

(ii)	disposal of real property if the fair market value in any financial year does not exceed the greater of £50,000,000 and 1% of Total Assets;

(b)
in Paragraph (b)(xvi)(B)(2) thereof, permit the Company to dispose of an aggregate amount of all such securitisations or factoring transactions of up to the greater of £330,000,000 and 3% of Total Assets at any time;

(c)	in Paragraphs (b)(xx)(B) and (b)(xxxii)(C) to allow any authorised signatory to sign the certificate (rather than requiring a director); and

(d)
by adding a new paragraph (f) such that if a transaction (or any portion) meets the criteria of a Permitted Disposal and also meets the criteria of a Permitted Payment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or any portion) as a disposal permitted under Paragraphs (b) of Clause 23.11 (Disposals) and/or a Restricted Payment permitted under Paragraphs (c) Clause 23.14 (Restricted Payments).

27.	Content Transactions: amend the Credit Agreement in respect of Content Transactions, as per recent Liberty precedents, such that, amongst other things:

(a)	an amount of the greater of £200,000,000 and 2% of Total Assets of net proceeds of each Content Transaction are not required to be prepaid against the Facilities in mandatory prepayment; and

(b)	payments (being up to the greater of £200,000,000 and 2% of Total Assets) in respect of the proceeds of a Content Transaction will constitute Permitted Payments.

28.	Permitted Acquisition/Joint Venture:

(a)
amend the provisions of the Credit Agreement (including in the definitions of Permitted Acquisition, Permitted Joint Venture, Paragraph (b) of Clause 3.4 (Deferred Acquisition Costs), and Clause 23.12 (Acquisitions and Mergers)) (and make such other conforming changes required to bring such provisions in line with recent Liberty precedents), by removing, in each case:

(i)
the requirement to provide a Bank Group Business Plan, acquisition business plan or other financial projections (other than management accounts) in connection with a Permitted Acquisition and a Permitted Joint Venture and the requirement in respect of Unrestricted Cash in the same Paragraphs;

(ii)	the restriction whereby Senior Net Debt to Annualised EBITDA cannot be increased as a result of such Permitted Acquisition or Permitted Joint Venture; and

(iii)
Delete the requirement in each of Paragraph (b) of Clause 3.4 (Deferred Acquisition Cost) and Paragraph (b)(iv)(B) of Clause 23.12 (Acquisitions and Mergers) for such financial projections to be no more aggressive than those for the Bank Group Business Plan; and

(b)	amend the definitions of Permitted Acquisition and Permitted Joint Venture:

(i)	to insert the word “substantially” before the words “the same nature as the business of the Bank Group” in paragraph (k)(i) of the definition of Permitted Acquisition;

(ii)
by deleting sub-Paragraphs (c)(ii)(C)(3) and (c)(ii)C)(4) in the definition of Permitted Joint Venture and sub-Paragraphs (k)(ii)(C)(3) and (k)(ii)(C)(4) in the definition of Permitted Acquisition and by amending the final line of sub-Paragraph (C) thereof, in each case, so that it reads the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group would be equal to or less than 4.50:1.00;

(iii)
to change the threshold trigger, in respect of Majority Acquisitions and JV Minority Acquisitions, from £100,000,000 to £250,000,000 and the period for the delivery of a certificate from 30 days to 60 days; and

(iv)	to allow any authorised signatory to sign the certificate referred to in paragraph (iii) above (rather than requiring a director);

(c)
amend Paragraph (a) of Clause 3.4 (Deferred Acquisition Cost) to replace references to “was greater than £100,000,000 and no more than £150,000,000” with references “was greater than £250,000,000 and no more than £300,000,000” and replace references in Paragraph (b) to £150,000,000 with references to £300,000,000 and to allow any authorised signatory to sign the certificate (rather than requiring a director) and replace the reference to “Final Maturity Date” with a reference to “the earlier to occur of the date that falls three years from the date of the acquisition and the Final Maturity Date”; and

(d)
amend Paragraph (b)(iv)(B) of Clause 23.12 (Acquisitions and Mergers) so that the reference to the period commencing on the date of the merger ends on the earlier of the date that falls three years from the date of the merger and the Final Maturity Date.

29.	Permitted Financial Indebtedness: amend Clause 23.13 (Restrictions on Financial Indebtedness):

(a)
to remove the restriction, on not incurring Financial Indebtedness in contemplation of a Permitted Acquisitions and the requirement to discharge such Financial Indebtedness within six months of the date of completion of the acquisition;

(b)
amend Paragraph (xviii) thereof, to permit the Company to incur Financial Indebtedness under vendor financing arrangements and sale and leaseback transactions (to the extent they constitute Financial Indebtedness) up to the greater of £250,000,000 and the amount that could be incurred so that the pro forma Senior Net Debt to Annualised EBITDA is equal to or less than 4.50:1.00, provided that such vendor financing provider or lessor is not permitted to benefit from any Security Interest other than in respect of the assets subject to such financing arrangements;

(c)
to include a provision such that if that Financial Indebtedness meets the criteria of more than one of the types of Permitted Financial Indebtedness in the Paragraphs of Clause 23.13 (Restrictions on Financial Indebtedness), the Company, in its sole discretion, may classify such item of Financial Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of such Paragraphs and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of the types of Financial Indebtedness, and, from time to time, may reclassify all or a portion of such Financial Indebtedness;

(d)	in Paragraph (xxv) thereof, permit the Company to incur Financial Indebtedness under the general basket of up to an aggregate of the greater of £330,000,000 and 3% of Total Assets; and

(e)	to include an express reference to permit any Financial Indebtedness in relation to a Permitted Transaction.

30.	Permitted Payments:

(a)	amend the definition of Permitted Payment contained in Paragraph (c) of Clause 23.14 (Restricted Payments) to include the following additional limbs:

(i)
to enable any holding company of a member of the Bank Group to pay taxes that are due by such holding company but which are allocable to (I) the Bank Group and due by such holding company as a result of the Bank Group being included in a fiscal unity with such holding company or (II) acting as a holding and/or financing company of the Bank Group;

(ii)	payments to Parent in relation to Subordinated Funding to refinance Parent Debt concurrently with the advancement of new Subordinated Funding to an Obligor in at least an equivalent amount;

(iii)	contemplated by a disposal or similar transaction required by a regulatory authority or a court of competent jurisdiction;

(iv)	payments to any direct or indirect shareholder of a member of the Bank Group for out-of-pocket expenses incurred in connection with its direct or indirect investment in a Bank Group company;

(v)
for certain holding company expenses (as defined in accordance with recent Liberty precedents) including expenses payable in connection with, amongst other things, compliance with laws and regulations, reporting obligations, indemnification payments, employee and directors insurance policies and general corporate overhead expenses;

(vi)	for financial advisory, financing, underwriting or placement services or other investment banking activities, in particular acquisitions or divestitures, approved by the board of the holding company;

(vii)
any other distribution, dividend, transfer of assets, loan or other payment not falling within the other limbs of the definition and not exceeding an aggregate amount of the greater of £250,000,000 and 3% of Total Assets in any financial year;

(viii)
an amount corresponding to the Revolving Facility Excluded Amount at any time and provided that if at any time after a Permitted Payment under this limb is made the revolving facility is prepaid or repaid in full or in part, a further Permitted Payment may be made under this limb in an amount equal to (A) if in full, the Revolving Facility Excluded Amount; and (B), if in part, the lower of an amount equal to (i) the Revolving Facility Excluded Amount and (ii) the amount of the partial prepayment or repayment referred to above, at any time after the date of such repayment (in each case in accordance with recent Liberty precedents);

(ix)	paragraph (iii) containing a carve out for Management Fees to be amended to refer to the greater of £15,000,000 and 0.5% of Total Assets in any financial year and

(x)	to make Permitted Payments in respect of a Permitted Disposal;

(xi)	Paragraph (c)(iv)(A) to be amended to reference that the Revolving Facility Excluded Amount shall be taken into account for the purpose of calculating the Senior Net Debt to Annualised EBITDA ratio;

(xii)	payments in relation to a Permitted Transaction; and

(b)
amend Paragraph (c)(ix) of the definition of Permitted Payment to remove the following wording at the end of such Paragraph “where, in the case of sub-paragraphs (A) to (F) above, the payment under the relevant indebtedness or obligation referred to therein has fallen due or will fall due within five Business Days of such Permitted Payment being made”;

(c)
amend Clause 23.14 (Restricted Payment) to provide a de minimis threshold in Paragraph (a) of £15,000,000 under which the restrictions on entering into transactions with a Restricted Person in Clause 23.14 (Restricted Payments) will not apply;

(d)
amend Clause 23.14 (Restricted Payment) to include a provision, such that if a Permitted Payment meets the criteria of more than one of the categories described, the Company will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in that Clause;

(e)	amend Paragraph (d) to include the following additional limbs:

(i)	contemplated by a disposal or similar transaction required by a regulatory authority or a court of competent jurisdiction;

(ii)	the issuance of shares, options, warrants or other rights of the Parent or any permitted affiliate parent;

(iii)
any transaction in the ordinary course of business among the Parent or any member of the Bank Group and any Unrestricted Subsidiary or a joint venture or similar entity that would be restricted under Clause 23.14 (Restricted Payment) solely because the Parent or any member of the Bank Group owns an equity interest or otherwise controls the Unrestricted Subsidiary, joint venture or similar entity; and

(iv)
the performance of obligations under any agreement existing at the Signing Date or entered into after the Signing Date on substantially similar terms, in each case, as amended, to the extent such amendments are not materially more disadvantageous to the Lenders.

31.	Permitted Loans: amend Clause 23.15 (Loans and Guarantees):

(a)	to include a limb for counter guarantees in relation to any rental guarantees;

(b)
by amending Paragraph (i) such that it includes any loans made under binding commitments in effect on the Signing Date (an “Investment”) together with any modification of any Investment provided that the aggregate principal amount outstanding thereunder may not be increased except (A) as required by the terms of the Investment in existence on the Signing Date or (B) as otherwise permitted under the Credit Agreement;

(c)	to include a limb for loans or guarantees in respect of any Permitted Transaction; and

(d)	in Paragraph (v) thereof, provide for the Company to be able to make loans and guarantees under a general basket of up to an aggregate of the greater of £100,000,000 and 2% of Total Assets.

32.
Security and Guarantee Release: amend the relevant provisions of the Credit Agreement (in particular, the definition of 80% Security Test, Clauses 23.26 (Further Assurance) and 41.5 (Release of Guarantees and Security)) to provide that, subject to certain thresholds being met no Obligor nor any other member of the Bank Group is required to provide any Security or guarantee other than Security over the shares that it holds in any Obligor, Security required under the terms of the Credit Agreement in respect of Subordinated Funding and a guarantee from the Obligors under the terms of the Credit Agreement (except that the aforementioned shall not permit the release of either share Security or Security over intra-Bank Group loans granted in respect of Virgin Media Finance PLC, Virgin Media Communications Limited or Virgin Media Investment Holdings Limited (or any of their immediate Subsidiaries)) and include a provision to authorise the Security Trustee to release any other Security or guarantees other than the aforementioned and to release Security in respect of Permitted Disposals and to permit relevant Security to be released if a Guarantor resigns in accordance with the Credit Agreement.

33.	Events of Default:

(a)
amend paragraph (d) of Clause 25.5 (Cross Default) to clarify that the occurrence of a termination event in respect of a Hedging Agreement as a result of any refinancing or redemption of Financial Indebtedness will not constitute an Event of Default under Clause 25.5 (Cross Default);

(b)	in Paragraph (d)(i) of Clause 25.5 (Cross Default), raise the threshold trigger for an Event of Default from £50,000,000 to £75,000,000;

(c)	amend Paragraph (a) of Clause 25.7 (Insolvency) by clarifying that commencing negotiations with the Finance Parties will not constitute an Event of Default under this Paragraph; and

(d)	in Clause 25.9 (Execution or Distress), raise the threshold trigger for an Event of Default under this Clause from £50,000,000 to £75,000,000.

34.	Assignments and Transfers:

(a)
amend Clause 35 (Assignments and Transfers) to provide that no Lender shall be entitled to assign or transfer any of its rights, benefits or obligations under the Finance Documents in relation to the Revolving Facility without the prior written consent of the Company other than by a Lender to another Lender or its Affiliate or when an Event of Default is continuing. For the avoidance of doubt, there shall be no deemed consent mechanism in respect of the Borrower’s consent nor shall there be a requirement that any Borrower consent cannot be unreasonably withheld; and

(b)
amend the Finance Documents to provide that inter-Bank Group debt should be freely transferable within the Bank Group, provided that (subject to paragraph 32 (Security and Guarantee Release) above), in the case of any inter Bank Group debt which is the subject of Security granted in favour of the Finance Parties, equivalent security is granted to the Finance Parties following such assignment or transfer.

35.	Expenses: amend Clause 36.2 (Costs and Expenses) to make the Company’s liability under that Clause for costs and expenses relating to legal fees subject to any caps agreed with the Company.

36.	Amendments:

(a)	amend Clause 41 (Amendments):

(i)
to introduce a class exception, whereby any amendment or wavier that relates only to the rights or obligations of a particular Utilisation or Facility and does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations or Facilities only requires the consent of the relevant proportion of Lenders participating in such Utilisation or Facility; and

(ii)	to provide that the Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by Clause 41 (Amendments);

(b)
amend Clause 41.3 (Technical Amendments) to permit the Facility Agent to make technical, minor, operational and OID amendments without consent from any Lenders, on terms consistent with recent Liberty precedents as at the date of implementation of the amendments and in particular, to include in such Clause the following additional limbs:

(i)	amendments of a minor, operational or technical nature; and

(ii)
amendments relating to the increase in the principal amount of a Commitment of a Lender and such increase has been requested by the Company to fund any original issue discount required to be paid to that Lender;

(c)	amend Clause 41.3 (Technical Amendments) to clarify that amendments of a formal, minor or technical nature or manifest errors must not be materially prejudicial to the position of any Lender.

37.	KYC: ensure that only reasonable identification procedures must be complied with under Paragraph (a) of Clause 23.24 (“Know Your Client” Checks).

38.
Replacement of a Lender: amend Clause 10.4 (Right of Repayment and Cancellation in Relation to a Single Lender) of the Credit Agreement to include the right to replace a Lender (in whole and at par) if the Obligor becomes obliged to make payment under Illegality provisions.

SCHEDULE 6
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
References in this Schedule 6 to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Business: amend the definition of Business to include any business or provision of services substantially the same or similar to those provided by any Affiliate of the Company which is not a member of the Bank Group on the amendment and restatement date as set out in recent Liberty precedent.

2.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)	deleting paragraph (d) in relation to receivables sold or discounted and paragraph (e) in relation to deferred payments; and

(b)	by excluding the following items from the definition:

(i)	any obligation to make payments in relation to earn outs;

(ii)	any pension obligations;

(iii)
receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any indebtedness in respect of an asset securitisation programme or a receivables factoring transaction and any related credit support;

(iv)	any payments for assets acquired or services supplied which are deferred; and

(v)	indebtedness raised through sale and leaseback transactions.

3.
Market Disruption: amend the Credit Agreement to include market disruption provisions, provisions for alternative interest rates and provisions for the protection of reference banks and their officers, each in accordance with recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

4.
Information: amend the Credit Agreement to include new confidentiality provisions in relation to funding rates and reference bank quotations in accordance with recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

5.
Financial Covenants: amend the definition of EBITDA in Clause 23.1 (Financial Definitions), so that, at the Company’s option, it may include the following additional limbs as add backs or deductions to that definition:

(a)	any accrued management fees (and include a definition as per recent Liberty precedent) (whether or not paid) and any permitted holding company expenses;

(b)	earn out payments to the extent such payments are treated as capital payments under the accounting principles; and

(c)
realised gains (losses) (to the extent not already included) arising out of the maturity or on termination of forward foreign exchange or other currency hedging contracts entered into with respect to operational cash flows.

6.
Asset Securitisation Subsidiary: amend the Credit Agreement to include (i) an ability for one or more members of the Bank Group to provide limited recourse credit support by way of letter of credit, revolving facility commitment, guarantee or other credit enhancement up to a maximum amount of 25% of the principal amount of the indebtedness of an asset securitisation subsidiary (and such credit enhancement shall not count as Financial Indebtedness), (ii) the following as Permitted Security Interests: rights of set-off granted to any financial institution acting as a lockbox bank in connection with any asset securitisation programme or a receivables factoring transaction, security interests for the purpose of perfecting the ownership interests of a purchaser of receivables and related assets pursuant to any asset securitisation programme or a receivables factoring transaction, cash deposits or other security interests for the purposes of securing the limited recourse credit support at (i) above, security interests over investments in asset securitisation subsidiaries and liens arising in connection with other sales of receivables permitted under the Credit Agreement without recourse to the Bank Group, (iii) an ability to make investments in cash in or to invest in indebtedness or other obligations of asset securitisation subsidiaries, (iv) an ability for the Company to have the security in relation to any asset that is transferred to an asset securitisation subsidiary released, (v) an ability to carry out internal corporate reorganizations reasonably required in connection with, or to effect, any asset securitisation programme or a receivables factoring transaction, (vi) a carve out to the definition of “Change of Control” to ensure that the transfer of receivables to any Asset Securitisation Subsidiary will not trigger a Change of Control, (vii) a qualification in clause (j) of the definition of Permitted Acquisition to provide that what is “reasonably necessary or advisable” in this context is determined in the reasonable judgment of the board of directors/governing body of the applicable entity, (viii) without limiting any of the foregoing, any other amendments reasonably necessary to permit or effect, or in connection with, any asset securitisation programme or receivables factoring transaction and (ix) an ability to undertake an asset securitisation programme or receivables factoring transaction using a deferred purchase price structure i.e. so as “receivables” are deemed to include notes received from a purchaser and other amounts payable over time, including amounts payable pursuant to financing or operating leases.

7.	Permitted Disposals: amend the definition of Permitted Disposal to include in addition to the existing “Permitted Disposals”:

(a)	disposals of assets where the aggregate fair market value does not exceed the greater of £50,000,000 and 1% of total assets in any financial year;

(b)	any disposal of real property if the fair market value in any financial year does not exceed the greater of £50,000,000 and 3% of Total Assets (with unused amounts in any financial year being carried over to the next succeeding financial year subject to a maximum of the greater of £50,000,000 million and 3% of Total Assets of carried over amounts for any financial year); and

(c)
any disposition of assets to a person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any member of the Bank Group to such person (and to delete paragraph (b)(xxii) of Clause 23.11 (Disposals)).

8.
Permitted Acquisitions: amend the Permitted Acquisitions definition to include in addition to the existing “Permitted Acquisitions” any purchase or acquisition of share capital in any existing member of the Bank Group.

9.
Permitted Financial Indebtedness: amend Clause 23.13 (Restrictions on Financial Indebtedness) to allow any member of the Bank Group to create, incur or otherwise permit to be outstanding any Financial Indebtedness reasonably necessary to effect the acquisition of any share capital of UPC Broadband Ireland Ltd (or its successor) and its Subsidiaries not already owned by the Company and its Subsidiaries.

10.	Permitted Payments:

(a)	amend the definition of Permitted Payment to include the following additional limbs in addition to the existing “Permitted Payments”:

(i)	payments in connection with any earn out;

(ii)
the transfer of tax losses to Restricted Persons (provided that the amount of such tax losses shall be deemed reduced by any payment received by any member of the Bank Group from any Restricted Person for such tax losses) subject to pro rata leverage covenant compliance and no default having occurred or occurring;

(iii)
payments in relation to any tax losses received by any member of the Bank Group from any Restricted Person provided that such payments shall only be made in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by any member of the Bank Group if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilised by any member of the Bank Group;

(iv)
payments to fund the purchase of any management equity which is subsequently transferred to other or new management (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management; and

(v)
payments reasonably required in connection with the acquisition of any share capital of UPC Broadband Ireland Ltd (or its successor) and its Subsidiaries not already owned by the Company and its Subsidiaries; and

(b)
amend Clause 23.14 (Restricted Payment) to (i) at paragraph (a), delete the words “or enter into any transaction with a Restricted Person other than Permitted Affiliate Transactions or on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Bank Group.” and (ii) delete paragraph (d).

11.
Permitted Security: amend Clause 23.8 (Negative Pledge) as follows to add an additional limb in paragraph (b) to include any Security Interest on (a) proceeds from the offering of any debt securities or other Financial Indebtedness (and accrued interest thereon) paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events for the benefit of the related holders of debt securities or other Financial Indebtedness (or the underwriters or arrangers thereof) or (b) cash set aside at the time of the incurrence of any Financial Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities prefund the payment of interest on such Financial Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose.

12.
Revolving Facility Excluded Amount: amend the definition of Revolving Facility Excluded Amount as referenced at Clause 22(b) of Schedule 1 of this letter such that it means the greater of (1) £500,000,000 (or its equivalent in other currencies) and (2) 0.25 multiplied by the Pro forma EBITDA of the Bank Group on a consolidated basis for the period of the most recent two consecutive financial quarters for which financial statements have previously been furnished to the Facility Agent multiplied by 2.0.

13.
Intra-Group Services: amend the definition of Intra-Group Services to delete the reference to “IT” and replace it with a reference to “branding, marketing, network, technology, research and development, installation and customer service,”.

14.
Wholly-owned Subsidiary: amend the definition of “wholly-owned Subsidiary” to provide carve outs for (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other persons pursuant to applicable law, regulation or to ensure limited liability and (b) in the case of an asset securitization subsidiary, shares held by a person that is not an Affiliate of the Company solely for the purpose of permitting such person (or such person’s designee) to vote with respect to customary major events with respect to such asset securitization subsidiary, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events).

15.
Certain Funds Acquisitions: make amendments to provide that the relevant Additional Facility Lenders may amend or waive any of the conditions at sub-paragraphs (b)(i) and (b)(ii) of Clause 2.5 (Additional Facilities), paragraph (a) of Clause 3.2 (Further Conditions Precedent) and sub-paragraph (o)(ii) of Clause 4.1 (Conditions to Utilisation) in relation to any establishment or

Utilisation (as applicable) of an Additional Facility in relation to an acquisition where the relevant vendor requires, or it is commercially advantageous in connection with any competitive bid process that, such acquisition is completed on a certain funds basis other than an Event of Default that has arisen under Clause 25.2 (Non-payment), Clauses 25.6 (Insolvency) to Clause 25.10 (Similar events).

16.
Voluntary prepayment: amend Clause 11.1 (Voluntary prepayment) to delete the reference to giving the Facility Agent not less than “5” Business Days prior written notice of a prepayment and replace it with a reference to not less than “3” Business Days or such other time period agreed between the Company and the Facility Agent prior to the due date of the prepayment.

17.
Change in Accounting Principles: amend paragraph (c) of clause 23.4 (Change in Accounting Principles) to clarify that in the event of any changes to accounting policies, practices or procedures resulting from the Company’s decision to adopt IFRS or GAAP (as applicable), if the Company wishes not to prepare additional information in the form of a statement with reasonable detail confirming that the relevant changes would have no effect on the operation of the ratios set out in Clause 22.2 (Financial ratios) (the Additional Information) for each set of financial information, the Company may provide the Facility Agent with a confirmation that the ratios set out in Clause 22.2 (Financial ratios) can be tested on a substantially equivalent basis following the adoption of IFRS or GAAP (as applicable) without the need for any amendments to such ratios or the financial definitions set out in Clause 22.1 (Financial definitions) and if the Facility Agent (acting on the instructions of the Instructing Group) has not objected (acting reasonably) within 60 days of the date of such confirmation, the Company will no longer have to provide the Additional Information for each set of financial information.

18.
Second Lien: amend the Relevant Finance Documents to permit the Company to incur and secure Financial Indebtedness on a second lien ranking basis provided that (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) the Total Net Debt to Annualised EBITDA ratio on a pro forma basis would not be greater than 5.50:1.00 and provided that such Financial Indebtedness is subject to an intercreditor agreement on terms satisfactory to the Facility Agent and the Security Agent (in each case, acting reasonably) and, where the rights of the holders of such Financial Indebtedness will be contractually subordinated to the rights of the Lenders, on terms comparable to the intercreditor agreement that relates to the Liberty Global Reference Agreement referenced under paragraph (iii) of the definition of “Liberty Global Reference Agreements” with such adjustments and amendments agreed between the Company, the Security Agent and the Facility Agent (acting reasonably in each case).

19.
New Reporting Entity: amend clause 23.2 (Financial information) to provide that the relevant financial statements may be provided by Virgin Media Inc. or any other Holding Company of the Company (the Reporting Entity) instead of the Company, in each case, provided that a reconciliation is given showing the necessary adjustments to the financial statements of the Reporting Entity to derive financial information applicable to the Bank Group.

20.	Benefit of Maintenance Covenants: amend the Credit Agreement to provide that:

(a)	the Senior Net Debt to Annualised EBITDA maintenance covenant at Clause 22.2 (Financial ratios) is deleted;

(b)
the remaining maintenance covenant at Clause 22.2 (Financial ratios) shall only be for the benefit of Lenders under the Revolving Facility and each Additional Facility that is a revolving facility and shall only be tested in the event that on the last day of a ratio period the aggregate of the loans and letters of credit outstanding under the Revolving Facility and each Additional Facility that is a revolving facility and the net indebtedness under each Ancillary Facility exceeds an amount equal to 33 1/3% of the aggregate of the total commitments under the Revolving Facility and each Additional Facility that is a revolving facility and each Ancillary Facility;

(c)
if the remaining maintenance covenant at Clause 22.2 (Financial ratios) does not need to be tested for any ratio period as a result of paragraph (b) above, the certificate required to be delivered under paragraph (b) of Clause 23.2 (Financial information) does not need to set out the information referred to in sub-paragraph (b)(ii) of the clause in relation to compliance with the financial covenants;

(d)
a new definition of “Composite Revolving Facility Instructing Group” is included which shall consist of a Lender or Lenders whose Revolving Facility Commitments and Commitments under each Additional Facility that is a revolving facility amount in aggregate to more than 50% of the total Revolving Facility Commitments and Commitments under each Additional Facility that is a revolving facility calculated in accordance with clause 41.7 (Calculation of Consent) and not taking into account Commitments in respect of which a cancellation notice has been issued;

(e)
following a breach of Clause 22.2 (Financial ratios), subject to the expiry of the cure period in accordance with Clause 22.4 (Cure provisions), (i) the Facility Agent shall, if instructed by the Composite Revolving Facility Instructing Group, take acceleration action in respect of the Revolving Facility and each Additional Facility that is a revolving facility in accordance with recent Liberty precedent, (ii) there shall be a drawstop in relation to future Utilisations of the Revolving Facility and each Additional Facility that is a revolving facility (other than in respect of Rollover Advances) and (iii) there shall be an Event of Default continuing for the purposes of the operative covenants e.g. where an Event of Default is a block on Permitted Payments;

(f)	an Event of Default will be triggered if the Composite Revolving Facility Instructing Group gives a direction to the Facility Agent in accordance with the new acceleration clause at (e) above; and

(g)
amendments and waivers of Clauses 22.2 (Financial ratios) to 22.4 (Cure provisions) and the new acceleration clause at (e) above shall only be made with the consent of the Company and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

21.	Incurrence Test: amend the Credit Agreement to provide that in relation to any Additional Facility and any new Commitment pursuant to an Increase Confirmation that it shall be a condition to any drawing of that Additional Facility or new Commitment that the Company certifies in the relevant Utilisation Request that on a pro forma basis that the ratio of Senior Net Debt to Annualised EBITDA shall be no greater than 4.5:1.

22.
Documentary Credits and Ancillary Facilities: amend the relevant mechanical provisions and definitions in the Credit Agreement to ensure that (i) Documentary Credits can be issued under any Additional Facility that is a revolving facility in accordance with the terms of that Additional Facility; and (ii) Ancillary Facilities can be established under any Additional Facility that is a revolving facility in accordance with the terms of that Additional Facility.

22.
Ancillary Facilities: (i) amend clause 6.1(a) of the Credit Agreement to provide that a date specified in a Conversion Notice as the Effective Date for an Ancillary Facility Commitment may be a date not less than 3 Business Days after the date such Conversion Notice is received by the Facility Agent, (ii) amend clause 6.1(e) of the Credit Agreement to provide that any proposed increase or reduction or extension of the Ancillary Facility Commitment shall only take effect from a date not less than 3 Business Days after the date the Facility Agent has received notice of the relevant modification or variation or extension and (iii) amend clause 6.4(a)(ii) of the Credit Agreement to provide that an Ancillary Facility Lender may demand repayment or prepayment of any amounts under its Ancillary Facility if the Ancillary Facility Outstandings under that Ancillary Facility can be repaid by a Revolving Facility Advance (and not less than 7 Business Days notice (or such shorter period as agreed to by the Company) is given to the relevant Borrower before payment becomes due).

23.
Acceptable Hedging Agreements: (i) amend clause 23.25 (Hedging) of the Credit Agreement to delete paragraph (a) such that Hedging Agreements do not have to be Existing Hedging Agreements or entered into in the form of Acceptable Hedging Agreements and (ii) delete the definition of Acceptable Hedging Agreement.

24.
Financial Covenants: amend the definition of EBITDA in Clause 23.1 (Financial Definitions), so that, at the Company’s option, it may include the amount of loss on the sale or transfer of any assets in connection with an asset securitisation programme, receivables factoring transaction or other receivables transaction as an add back to that definition (instead of the add back referred to at paragraph (a)(viii) of Clause 22 of Schedule 5 of this Additional F Facility Accession Deed).

25.
Unrestricted Subsidiary: amend the definition of Unrestricted Subsidiary to provide that it means each Subsidiary of the Company or Virgin Media Communications that is not an Obligor and which is designated by the Company in writing as an Unrestricted Subsidiary (and such that there is no requirement to ensure that such entity’s on-going funding requirements are not funded directly or indirectly (in whole or in part) by any member of the Bank Group by way of drawings under the Facilities).

26.
Holding Company Expenses: amend the Credit Agreement to provide that the definition of holding company expenses (as defined in accordance with recent Liberty precedents) to be incorporated in accordance with Schedule 5 of this Additional F Facility Accession Deed includes Liberty Global plc and its direct and indirect subsidiaries as the relevant holding companies instead of the direct or indirect holding companies of members of the Bank Group.

27.
Mandatory prepayments: in addition to the amendments referred to at Clause 14 of Schedule 5 of this Additional F Facility Accession Deed, amend Clause 12.2 (Mandatory Prepayment from Disposal Proceeds) to provide that, in Paragraph (a) thereof, there is a requirement to prepay from net disposal proceeds only to the extent required to ensure compliance with the Total Net Debt financial covenant (ignoring such net proceeds from the covenant calculations) and that there is no requirement to make any such prepayment in the event that such financial covenant was not required to be tested at the end of the most recent ratio period ending prior to the receipt of those disposal proceeds.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.
THE COMPANY
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:
Director
Authorized Signatory
………………………………………….
Witness Authorized Signatory
Name: Authorized Signatory
Address: 161 Hammersmith Road, London W68BS

(Signature Page to Additional F Facility Accession Deed)

THE BORROWER
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA BRISTOL LLC acting by:
Vice President and Assistant Secretary
Authorized Signatory
………………………………………….
Witness Authorized Signatory
Name: Authorized Signatory
Address: 12300 Liberty Blvd., Englewood, CO 80112

(Signature Page to Additional F Facility Accession Deed)

THE FACILITY AGENT
EXECUTED as a DEED for and on behalf of
THE BANK OF NOVA SCOTIA
By: Authorized Signatory    By: Authorized Signatory
Managing Director

In the presence of: Rory McCarthy
Rory McCarthy
Director
Bank of Nova Scotia
201 Bishopsgate
London EC2M 3NS

(Signature Page to Additional F Facility Accession Deed)

ADDITIONAL F FACILITY LENDERS
EXECUTED for and on behalf of
VIRGIN MEDIA COMMUNICATIONS NETWORKS LIMITED

Director
Authorized Signatory
………………………………………….
Witness Authorized Signatory
Name: Authorized Signatory
Address: 161 Hammersmith Road, London W68BS

EXECUTED for and on behalf of
THE BANK OF NOVA SCOTIA
By: Authorized Signatory    By: Authorized Signatory
Managing Director

In the presence of: Rory McCarthy
Rory McCarthy
Director
Bank of Nova Scotia
201 Bishopsgate
London EC2M 3NS

(Signature Page to Additional F Facility Accession Deed)